Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 20, 2019, relating to the financial statements and financial highlights of MainStay VP Epoch U.S. Small Cap Portfolio and MainStay VP MacKay Small Cap Core Portfolio which appear in MainStay VP Funds Trust’s Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Representations and Warranties”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

February 27, 2019